Exhibit 10.7

AMENDMENT TO FREEZE BENEFIT ACCRUALS UNDER

THE CHARTERBANK SALARY CONTINUATION PLAN

This Amendment is adopted this 25th day of September, 2012, by and between CharterBank (the “Employer”) and Robert Johnson, an individual resident of the State of Alabama (the “Executive”).

WHEREAS, the Employer and the Executive have previously entered into a Salary Continuation Plan effective January 1, 2009 (the “Agreement”), an unfunded arrangement maintained to encourage the Executive to remain an employee of the Employer;

WHEREAS, the Agreement is designed to provide retirement benefits (the “Benefits”) to the Executive upon his retirement, death, or disability, payable out of the Employer’s general assets; and

WHEREAS, the Employer and the Executive have agreed to freeze the accrual of Benefits under the Agreement as of June 30, 2012;

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is acknowledged by the parties hereto, the Agreement is hereby amended by adding new Section 2.2 as follows:

2.2 Freeze in Accrued Benefit. Effective June 30, 2012, notwithstanding anything herein to the contrary, (i) no additional service or compensation will be credited under the Agreement and (ii) accrued benefits hereunder will be frozen such that no additional benefits (including disability and death benefits under Article 3 will be accrued under this Agreement. Such frozen accrued benefits will be paid in accordance with the terms of the Agreement in a manner consistent with section 409A of the Code.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Employer have signed this Agreement as of the date first written above.

EXECUTIVE:

CHARTERBANK:

By:
Its:	CHAIR OF BOARD P+C